                                                                                   Exhibit Index

Exhibit No.	Description
99.1	Press Release of Rosetta Resources Inc. dated November 3, 2006

ROSETTA RESOURCES INC. NAMES NEW DIRECTOR
TO BOARD OF DIRECTORS

HOUSTON, TX, December 15, 2006 (Prime Newswire) -- Rosetta Resources Inc. (NASDAQ:ROSE) announced today that Mr. Josiah O. Low, III has been appointed to Rosetta’s Board of Directors. The Board voted and unanimously accepted the nomination of Mr. Low effective December 14, 2006.

“We are pleased to have someone with Mr. Low’s background on our Board. His extensive experience in the energy sector will serve to strengthen our Board and continue to build our company” says Bill Berilgen, President, CEO and Chairman of the Board.

Mr. Low was a Senior Advisor at Credit Suisse First Boston, formerly Donaldson, Lufkin, and Jenrette, where Mr. Low led the corporate finance group as a Managing Director for over 15 years. He was a significant contributor in the development of DLJ from a boutique investment bank into one of Wall Street’s largest and most prestigious firms, prior to its merger with CSFB. Preceding his position at Credit Suisse, Mr. Low was a founding Managing Director of Merrill Lynch Capital Markets Group.

He has extensive investment experience in the oil and gas finance sector throughout the United States including involvement with Mesa Petroleum, Houston Oil & Minerals, Big Three Industries, Centex Oil & Gas, and other various drilling funds during the late 80’s. Mr. Low is a graduate of Williams College. He serves on the Board of Directors of Costar Group (NASDAQ) and other private corporations such as Audubon Connecticut’s Board of Directors.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.